UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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DOMTAR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DOMTAR 2016 ANNUAL REPORT 1

REVENUE DRIVERS
PULP AND PAPER SEGMENT

OVERVIEW

We are the largest North American producer of uncoated freesheet communication papers. Our customers are long-term partners who recognize and appreciate our responsibly-made products backed by a reliable and flexible supply chain.

Our copy paper is available through a variety of distribution channels such as major North American retailers, independent office supply dealers, and paper merchants. Commercial printing and publishing papers are sold to printers and converters who further process the paper into its final end-use state. These products include envelopes, business forms, notebooks, books, advertising materials and more.

We market recognized paper brands such as Xerox® Paper and Specialty Media, Cougar®, Lynx® Opaque Ultra, Husky® Opaque Offset, First Choice® and EarthChoice®. We also work with customers to develop their own house brands.

PRIORITIES

North American demand for uncoated freesheet is declining. We will continue to work with customers who are winning in their space and be a supplier of choice by operating efficient, reliable assets and providing superior customer service.

Our commitment to the North American uncoated freesheet market is further reflected in our strong advocacy of paper-based communications through contributions to the Paper & Packaging - How Life UnfoldsTM program, an industry effort to promote paper usage and increase packaging demand, as well as our PaperBecause® campaign.

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REVENUE DRIVERS
PULP AND PAPER SEGMENT

OVERVIEW

We are an important supplier of specialty papers manufactured in North America. Our products include a wide array of specifically engineered and customized paper products for converter customers that must also meet the needs of their customers—and ultimately, end users.

We specialize in food packaging, medical disposables and thermal papers. Food packaging includes everything from hamburger wrappers and foil pouches to sugar packets, popcorn bags, butter wrap, baking cups and pan liners. Medical applications include bandage wraps, sterilizable pouches, surgical gowns and medical wipes. Our thermal papers are used for cash register receipts and ATM print outs, as well as lottery and entertainment tickets.

PRIORITIES

Specialty papers is an attractive market that is growing in step with the economy. Existing paper producers looking for growing markets are drawn to its potential while non-paper substitutes are available in some sub-segments, resulting in a competitive market. We succeed through innovation and by placing the highest priority on service and flexibility to meet customer needs, supported by highly experienced technical resources.

Last year, we began supplying a broad range of unbleached food packaging papers to further diversify our offering in a segment that is growing at a higher rate largely due to end-user demand for natural products. In 2017, we will maintain a strong innovation pipeline and bring new products to market while maximizing the flexibility of our assets to be the partner of choice for our customers.

DOMTAR 2016 ANNUAL REPORT 3

REVENUE DRIVERS
PULP AND PAPER SEGMENT

OVERVIEW

We are a large pulp manufacturer with more than 60 years of global industry knowledge, a talented team of experts and an extensive product mix. Our high-quality papergrade, fluff and specialty pulps are sold to customers in North America, China, Japan, Southeast Asia, Europe, the Middle East and North Africa.

Our papergrade pulp is essential for manufacturing everyday consumer products such as bathroom and facial tissue, as well as paper towels, all of which are growing markets. Domtar Lighthouse® fluff pulp is used in the absorbent core of personal care products such as infant diapers, adult incontinence products, feminine hygiene products and airlaid non-wovens. It is also used in absorbent toweling, and other more specialized applications. Our specialty pulp customers produce a wide variety of products ranging from specialty and packaging papers to electrical insulating papers and building products.

PRIORITIES

The global pulp market continues to experience modest demand growth. We aim to grow in the towel and tissue segment, as well as in hygiene products with multinational consumer goods companies. We are also actively adding specialty pulps to our offering to address niche markets.

With the ramp-up of the new machine at our Ashdown mill during 2017, we will have the flexibility to increase production of fluff pulp and papergrade pulp, depending on demand in their respective markets. This new capacity also makes us a more reliable supplier for major customers by adding a second manufacturing location for fluff pulp to our mill network.

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REVENUE DRIVERS
PERSONAL CARE SEGMENT

OVERVIEW

We are a leading manufacturer of high-quality and innovative absorbent hygiene products, serving customers primarily in North America and Europe. We design and produce adult incontinence products such as protective underwear, briefs, underpads, pads and washcloths, as well as infant diapers and training pants.

We are experts in the development of ultrathin disposable absorbent composites. While using our innovations in our own product lines, such as Attends®, Indasec® and Comfees®, our EAM business manufactures and supplies airlaid and ultrathin laminated absorbent cores for some of the world’s largest branded and private label feminine hygiene, adult incontinence, infant diaper, healthcare and packaging companies.

PRIORITIES

In 2016, we grew sales, further integrated our operations, and delivered cost savings through operational efficiencies. Our consumer-centric focus is leading to greater insights for product innovation, an example of which is the launch of our Attends Discreet® product line. We are further developing our capabilities to better reach end-users where they live, shop and work. The acquisition of HDIS (Home Delivery Incontinent Supplies Co.) expanded our direct-to-consumer business, allowing us to reach even more consumers. We have invested in our manufacturing locations, including new lines, retrofits, and supporting infrastructure to better serve our customers while reducing costs.

Priorities in 2017 include capturing sales growth and higher margins by continuing to evolve and differentiate the way we sell our products and expanding our partner-brand strategy. We are working with retailers to build their own brands by contributing product knowledge, manufacturing capabilities and consumer insights. We will also focus on growing our brands in healthcare, particularly in the fast-growing home care segment.

DOMTAR 2016 ANNUAL REPORT 5

MESSAGE

TO SHAREHOLDERS

WORKING

TO MAKE DOMTAR STRONGER

Domtar’s journey to sustainable growth remains firmly on track and our actions in 2016 will further advance our progress. Our manufacturing efficiency is improving each year and we continue to deliver innovation, quality and excellent service to our customers. As a result, we are generating strong cash flow to support the execution of our growth strategy while also returning capital to our shareholders.

Strong sales growth of personal care products was a highlight of 2016. In uncoated freesheet, we generated solid margins and maintained our leadership position in North America. The successful start-up of the world’s most modern fluff pulp line at our Ashdown mill, a major capital project, marked the second half of the year. As well, process and other improvements across Domtar delivered meaningful efficiency gains and cost savings. With these achievements in both of our divisions, we built momentum for our growth strategy for years to come.

PERSONAL CARE DIVISION

Our personal care business made notable progress in 2016 in both adult incontinence and infant diapers, with sales increasing 6%.

New customer wins through our partner-brand model resulted in significantly higher volumes in North America and Europe, supported by operational cost savings from recent investments in our manufacturing platform. We also completed a number of capital projects including strategic investments in capacity to keep pace with customer demand in both our adult incontinence and infant diaper businesses.

We expect to build on our sales momentum in 2017 by winning additional volume through our partner-brand model and new marketing initiatives in the North American institutional healthcare channel. Growth is anticipated to be driven by additional production capacity for our retail brands in Europe and expansion of direct-to-consumer sales in the U.S., a new channel established through the acquisition of HDIS in the fourth quarter.

PULP AND PAPER DIVISION

In our pulp and paper businesses, our relentless focus on execution and operational excellence continued to unlock value from our assets.

We maintained margins in our core paper business through lower production costs and price increases in some paper grades. Our continuous improvement and reliability programs generated savings across our mill network, and we closely matched production volumes with our customer demand. We took market downtime and permanently removed 364,000 short tons of paper capacity early in the year with the closing of a paper machine at our Ashdown mill.

Our pulp business benefitted from strong demand and productivity throughout the year. In late 2016, we began the qualification process at our new fluff line in Ashdown, with very good initial results. This line will add up to 516,000 air dry metric tons of high-quality pulp capacity to our system with the capability of switching between fluff pulp and softwood bales depending on market demand. This positions Domtar as a significant player in this growing global market.

6 DOMTAR 2016 ANNUAL REPORT

As fiber innovators, we are also accelerating our research and development program in biomaterials, including advanced fibers, extractives, lignin, biofuels and wood-based cellulose derivatives. These are longer-term opportunities and we are casting a wide net to attract potential commercial partners.

TRANSITION TO GROWTH

Domtar is now a supplier of choice in three markets with growing demand—personal care, pulp and specialty papers. We aim to grow our scale and profitability in these markets, and in adjacent markets, while maintaining our leadership in communication papers.

Our objective is to generate $300 to $500 million in EBITDA from growing businesses; we currently have the capacity to reach close to the half-way point of our target with our new fluff line at Ashdown and our growing personal care business.

A solid balance sheet and our proven ability to sustain strong cash generation provide the means to fund continued growth while returning cash to shareholders. We will continue to pursue this balanced approach to capital deployment in the years ahead.

ACKNOWLEDGEMENTS

The performance of our people was exemplary in 2016. Our employees are working smart every day and living our values of agility, caring and innovation. They are making Domtar a stronger company, and I thank them sincerely for their dedication. Protecting their safety and wellness is a top priority, backed by rigorous programs. Health and safety performance was positive across Domtar in 2016, and we remain committed to continuous improvement.

OUR EMPLOYEES ARE WORKING

SMART EVERY DAY AND LIVING

OUR VALUES OF AGILITY, CARING

AND INNOVATION.

I also wish to reiterate our deep attachment to the communities we call home. In 2016, Domtar employees doubled the number of volunteer hours invested in company-sponsored community programs in support of literacy, health and wellness, and sustainability—a striking example of caring.

Finally, I wish to thank our shareholders for supporting our journey to sustainable growth.

John D. Williams
President and Chief Executive Officer

The term “EBITDA” referred to in this message is a non-GAAP
financial measure. Please see “Reconciliation of non-GAAP financial measures” at the end of this document.

DOMTAR 2016 ANNUAL REPORT 7

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WORKING SMART

EVERY DAY

    ENGAGING OUR PEOPLE

    IN CONTINUOUS IMPROVEMENT

For our pulp and paper division, working smart means taking a disciplined, methodical and measured approach to continuous improvement (CI). Using a common set of tools, processes and metrics, Domtar colleagues are finding savings and increasing productivity across the mill system.

“The entire success of our CI program is dependent on the support, participation and commitment of our employees,” says Michael D. Garcia, President, Pulp and Paper Division. “The power in CI is really about engaging the people closest to the work, getting their ideas on how to make improvements and giving them the opportunity to make processes run better.”

CI initiatives driven by engaged people are instrumental in optimizing Domtar’s pulp and paper operations and reducing manufacturing costs per ton, in many cases with little or no capital spending. From increasing machine uptime to reducing scrap, there is no shortage of areas for improvement in a complex manufacturing process such as ours.

By actively working with all of our bleached pulp mills in 2016 to reduce variability and optimize targets, we reduced the cost per ton of chemicals.

An ongoing and focused CI effort at our Plymouth mill resulted in more stable and efficient digester cooking and chemical bleaching operating parameters that helped lower manufacturing costs and set annual production records in 2016.

Despite more frequent grade changes and shorter runs, our Johnsonburg mill improved downtime, reduced the amount of paper being put back in the pulper, as well as time spent on grade changes. This led to an increase in machine efficiency in 2016.

New and ongoing CI projects are expected to support cost reduction and productivity increases across our mill system in 2017. The same principles are also being successfully applied to Domtar-wide health and safety initiatives. We will continue to maximize the contribution of reliable and efficient assets through the efforts of engaged and motivated employees who are empowered to make a difference.

DOMTAR 2016 ANNUAL REPORT 9

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DOMTAR 2016 ANNUAL REPORT 11

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WORKING SMART

EVERY DAY

WORKING SMART MEANS

WORKING SAFE

At Domtar, working smart goes hand in hand with working safe. Our focus is on maintaining hazard-free work environments through the development and application of various strategies, including Human Performance Improvement principles, to continually reduce injuries. Every colleague at Domtar knows that their safety and wellbeing is our number one priority.

LEAP FORWARD FOR PULP AND PAPER

In 2016, the pulp and paper division continued to drive safety performance improvements across the mill system, supported by improved data analysis, corrective action tracking, and predictive analytics to provide proactive and preventative measures.

Results for the year show a 19% reduction in recordable events and a 28% reduction in serious events classified as lost time. This represents the most significant improvement since 2012, and is ahead of the plan to reach a total frequency rate of 0.50 by 2020.

HEALTH AND SAFETY ACCOLADES

In 2016, nine Domtar locations won Pulp and Paper Safety Association awards, including five converting sites, three pulp and paper mills and one personal care facility.

RECORD FOR PERSONAL CARE

The personal care division achieved a record low total frequency rate in 2016 of 0.68, a 23% improvement over the prior year. All sites executed a hand safety campaign in early 2016, which led to a reduction in hand injuries from nine in 2015 to only five in 2016.

Over 200 colleagues in personal care were trained to become safety leaders during the year, and all remaining sites completed Domtar’s safety audit program. The division ended the year with the last 80 days injury free.

TOTAL FREQUENCY RATES

DOMTAR 2016 ANNUAL REPORT 13

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MANAGEMENT COMMITTEE AND

BOARD OF DIRECTORS

WORKING

STARTS AT THE TOP

Domtar upholds the highest standards of business integrity and social responsibility. Our commitment to operating responsibly is supported by our Code of Business Conduct and Ethics—applicable to Board members and employees alike—strict Corporate Governance Guidelines and a robust compliance program.

We have adopted a wide range of policies, regularly reviewed and updated, to promote strong governance, best practices, diversity and sustainability. Often going beyond what the law requires, our policies set the tone for the way we conduct our business at all levels and at all times, providing a solid foundation for working smart.

For more information on governance at Domtar, or to consult our proxy statement, please visit domtar.com.

MANAGEMENT COMMITTEE

John D. Williams President and Chief Executive Officer	Daniel Buron Senior Vice President and Chief Financial Officer

Michael D. Garcia President Pulp and Paper Division	Michael Fagan President Personal Care Division

Zygmunt Jablonski Senior Vice President and Chief Legal and Administrative Officer	Patrick Loulou Senior Vice President Corporate Development

BOARD OF DIRECTORS

Robert J. Steacy Chairman of the Board Domtar Corporation Toronto, Ontario	Louis P. Gignac Chairman G Mining Services Inc. Montreal, Quebec	David G. Maffucci Corporate Director Isle of Palms, South Carolina	John D. Williams President and Chief Executive Officer Domtar Corporation Charlotte, North Carolina

Giannella Alvarez Chief Executive Officer Harmless Harvest, Inc. San Francisco, California	David J. Illingworth Corporate Director Orchid, Florida	Pamela B. Strobel Corporate Director Chicago, Illinois	Mary A. Winston President WinsCo Enterprises, Inc. Charlotte, North Carolina

Robert E. Apple Chief Operating Officer MasTec, Inc. Miami, Florida	Brian M. Levitt Chairman of the Board The Toronto Dominion Bank and Vice-Chair Osler, Hoskin & Harcourt LLP Montreal, Quebec	Denis Turcotte President and CEO North Channel Management Sault Ste. Marie, Ontario

DOMTAR 2016 ANNUAL REPORT 15

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DOMTAR 2016 ANNUAL REPORT 17

FINANCIAL OVERVIEW SELECTED FINANCIAL FIGURES
Years ended December 31	2014	2015	2016
(In millions of dollars unless otherwise noted)
Consolidated sales per segment
Pulp and Paper	4,674	4,458	4,239
Intersegment sales—Pulp and Paper	(39)	(63)	(58)
Personal Care	928	869	917
Consolidated sales	5,563	5,264	5,098
Operating income (loss) per segment
Pulp and Paper	352	270	217
Personal Care	49	61	57
Corporate	(37)	(43)	(51)
Operating income	364	288	223
Net earnings	431	142	128
Cash flow from operating activities	634	453	465
Capital expenditures	236	289	347
Free cash flow(1)	398	164	118
Total assets	6,175	5,654	5,680
Long-term debt, including current portion	1,340	1,251	1,281
Net debt-to-total capitalization ratio(1)	29%	30%	30%
Total shareholders’ equity	2,890	2,652	2,676
Weighted average number of common and exchangeable shares outstanding in millions (diluted)	64.9	63.4	62.7
1) Non-GAAP financial measure. Please see “Reconciliation of non-GAAP financial measures” at the end of this document.

18 DOMTAR 2016 ANNUAL REPORT

PULP AND PAPER SEGMENT

Years ended December 31	2014	2015	2016
(In millions of dollars unless otherwise noted)
Sales (including sales to Personal Care)	4,674	4,458	4,239
Operating income	352	270	217
Depreciation and amortization	319	297	284
Capital expenditures	161	221	287
Total assets	3,915	3,667	3,637
Paper shipments–manufactured (‘000 ST)	3,148	3,163	3,021
Pulp shipments (‘000 ADMT)	1,391	1,414	1,513

   MANUFACTURING CAPACITY BY REGION

PERSONAL CARE SEGMENT

Years ended December 31	2014	2015	2016	(1)
(In millions of dollars unless otherwise noted)
Sales	928	869	917
Operating income	49	61	57
Depreciation and amortization	65	62	64
Capital expenditures	86	57	55
Total assets	1,963	1,822	1,884

SALES BY PRODUCT CATEGORY(1)

    1) Including HDIS since October 1, 2016

DOMTAR 2016 ANNUAL REPORT 19

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RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In millions of dollars, unless otherwise noted)

The following table sets forth certain non-U.S. generally accepted accounting principles (“GAAP”) financial metrics identified in bold as “Earnings before items”, “Earnings before items per diluted share”, “EBITDA”, “EBITDA margin”, “EBITDA before items”, “EBITDA margin before items”, “Free cash flow”, “Net debt” and “Net debt-to-total capitalization.” Management believes these metrics are also useful to measure the operating performance and benchmark with peers within the industry. The Company calculates “Earnings before items” and “EBITDA before items” by excluding the after-tax (pre-tax) effect of specified items. These metrics are presented as a complement to enhance the understanding of operating results but not in substitution for GAAP results.

				2014	2015	2016
Reconciliation of “Earnings before items” to Net earnings
	Net earnings	($	)	431	142	128
(+)	Impairment of property, plant and equipment	($	)	2	47	22
(+)	Closure and restructuring costs	($	)	21	4	25
(+)	Litigation settlement	($	)	–	–	2
(-)	Net gains on disposals of property, plant and equipment	($	)	–	(12)	–
(+)	Impact of purchase accounting	($	)	2	–	1
(-)	Alternative fuel tax credits	($	)	(18)	–	–
(+)	Debt refinancing costs	($	)	–	30	–
(-)	Internal Revenue Service audit settlement items	($	)	(204)	–	–
(=)	Earnings before items	($	)	234	211	178
(/)	Weighted avg. number of common and exchangeable shares outstanding (diluted)	(millions	)	64.9	63.4	62.7
(=)	Earnings before items per diluted share	($	)	3.61	3.33	2.84

Reconciliation of “EBITDA” and “EBITDA before items” to Net earnings
	Net earnings	($	)	431	142	128
(+)	Income tax (benefit) expense	($	)	(170)	14	29
(+)	Interest expense, net	($	)	103	132	66
(=)	Operating income	($	)	364	288	223
(+)	Depreciation and amortization	($	)	384	359	348
(+)	Impairment of property, plant and equipment	($	)	4	77	29
(-)	Net gains on disposals of property, plant and equipment	($	)	–	(15)	–
(=)	EBITDA	($	)	752	709	600
(/)	Sales	($	)	5,563	5,264	5,098
(=)	EBITDA margin	(%	)	14%	13%	12%
	EBITDA	($	)	752	709	600
(-)	Alternative fuel tax credits	($	)	(18)	–	–
(+)	Closure and restructuring costs	($	)	28	4	32
(+)	Impact of purchase accounting	($	)	3	–	1
(+)	Litigation settlement	($	)	–	–	2
(=)	EBITDA before items	($	)	765	713	635
(/)	Sales	($	)	5,563	5,264	5,098
(=)	EBITDA margin before items	(%	)	14%	14%	12%

Reconciliation of “Free cash flow” to Cash flow from operating activities
	Cash flow from operating activities	($	)	634	453	465
(-)	Additions to property, plant and equipment	($	)	(236)	(289)	(347)
(=)	Free cash flow	($	)	398	164	118

DOMTAR 2016 ANNUAL REPORT

(Continued)
			2014	2015	2016
“Net debt-to-total capitalization” computation
	Bank indebtedness	($)	10	–	12
(+)	Long-term debt due within one year	($)	169	41	63
(+)	Long-term debt	($)	1,171	1,210	1,218
(=)	Debt	($)	1,350	1,251	1,293
(-)	Cash and cash equivalents	($)	(174)	(126)	(125)
(=)	Net debt	($)	1,176	1,125	1,168
(+)	Shareholders’ equity	($)	2,890	2,652	2,676
(=)	Total capitalization	($)	4,066	3,777	3,844
	Net debt	($)	1,176	1,125	1,168
(/)	Total capitalization	($)	4,066	3,777	3,844
(=)	Net debt-to-total capitalization	(%)	29%	30%	30%

“Earnings before items”, “Earnings before items per diluted share”, “EBITDA”, “EBITDA margin”, “EBITDA before items”, “EBITDA margin before items”, “Free cash flow”, “Net debt” and “Net debt-to-total capitalization” have no standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies and therefore should not be considered in isolation or as a substitute for Net earnings, Operating income or any other earnings statement, cash flow statement or balance sheet financial information prepared in accordance with GAAP. It is important for readers to understand that certain items may be presented in different lines by different companies on their financial statements thereby leading to different measures for different companies.

RECONCILIATION OF NON-GAAP

FINANCIAL MEASURES BY SEGMENT

(In millions of dollars, unless otherwise noted)

The following table sets forth certain non-U.S. generally accepted accounting principles (“GAAP”), financial metrics identified in bold as “Operating income (loss) before items”, “EBITDA before items” and “EBITDA margin before items” by reportable segment. Management believes that the financial metrics are useful to understand our operating performance and benchmark with peers within the industry. The Company calculates the segmented “Operating income (loss) before items” by excluding the pre-tax effect of specified items. These metrics are presented as a complement to enhance the understanding of operating results but not in substitution for GAAP results.

			Pulp and Paper			Personal Care[1]			Corporate
			2014	2015	2016	2014	2015	2016	2014	2015	2016
Reconciliation of Operating income (loss) to
	“Operating income (loss) before items”
	Operating income (loss)	($)	352	270	217	49	61	57	(37)	(43)	(51)
(+)	Impairment of property, plant and equipment	($)	4	77	29	–	–	–	–	–	–
(-)	Net gains on disposal of property, plant and equipment	($)	–	(14)	–	–	–	–	–	(1)	–
(-)	Alternative fuel tax credits	($)	–	–	–	–	–	–	(18)	–	–
(+)	Litigation settlement	($)	–	–	–	–	–	–	--	–	2
(+)	Closure and restructuring costs	($)	27	3	31	1	1	1	--	–	–
(+)	Impact of purchase accounting	($)	–	–	–	3	–	1	–	–	–
(=)	Operating income (loss) before items	($)	383	336	277	53	62	59	(55)	(44)	(49)

Reconciliation of “Operating income (loss)
	before items” to “EBITDA before items”
	Operating income (loss) before items	($)	383	336	277	53	62	59	(55)	(44)	(49)
(+)	Depreciation and amortization	($)	319	297	284	65	62	64	–	–	–
(=)	EBITDA before items	($)	702	633	561	118	124	123	(55)	(44)	(49)
(/)	Sales	($)	4,674	4,458	4,239	928	869	917	–	–	–
(=)	EBITDA margin before items	(%)	15%	14%	13%	13%	14%	13%	–	–	–

“Operating income (loss) before items”, “EBITDA before items” and “EBITDA margin before items” have no standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies and therefore should not be considered in isolation or as a substitute for Operating income (loss) or any other earnings statement, cash flow statement or balance sheet financial information prepared in accordance with GAAP. It is important for readers to understand that certain items may be presented in different lines by different companies on their financial statements thereby leading to different measures for different companies.

(1)  On January 2, 2014, the Company acquired 100% of the shares of Laboratorios Indas, S.A.U. in Spain.

       On October 1, 2016, the Company acquired 100% of the shares of Home Delivery Incontinent Supplies Co. in the United States.

DOMTAR 2016 ANNUAL REPORT

SHAREHOLDER INFORMATION
DIVIDENDS DECLARED IN 2016
Declared	Record Date	Payable Date	Amount

February 23, 2016	April 4, 2016	April 15, 2016	$0.400

May 3, 2016	July 5, 2016	July 15, 2016	$0.415

August 2, 2016	October 3, 2016	October 17, 2016	$0.415

November 1, 2016	January 3, 2017	January 17, 2017	$0.415

EXCHANGE LISTINGS

NYSE: UFS

TSX: UFS

DIVIDEND POLICY

Subject to approval by its Board of

Directors, Domtar pays a quarterly

dividend on its common stock.

TRANSFER AGENT

AND REGISTRAR

Computershare

P.O. BOX 30170

College Station, TX 77845-3170

North American Toll Free Number:

1-877-282-1168

Tel.: 1-781-575-2879

computershare.com/investor

INVESTOR RELATIONS

Investor Relations Department

Domtar Corporation

395 de Maisonneuve Blvd. West

Montreal, QC Canada H3A 1L6

Tel.: 514-848-5555

Voice Recognition: “Investor Relations”

Email: ir@domtar.com

Electronic versions of this report, SEC
filings and other publications are
available at domtar.com

ANNUAL MEETING

Wednesday, May 3, 2017, 7:45 a.m. ET

Domtar Corporate Office

234 Kingsley Park Drive

Fort Mill, SC 29715

TENTATIVE EARNINGS SCHEDULE

First Quarter 2017: Thursday, April 27, 2017

Second Quarter 2017: Thursday, July 27, 2017

Third Quarter 2017: Thursday, October 26, 2017

Fourth Quarter 2017: Thursday, February 8, 2018

DOMTAR 2016 ANNUAL REPORT

PRODUCTION

NOTES

Paper

Cover printed on 80 lb. Cougar® Cover, Smooth Finish. Insert printed on 70 lb. Cougar® Text, Smooth Finish. Form 10-K printed on 40 lb. Lynx® Opaque Ultra Text, Smooth Finish.

Printing

Cover and insert printed with UV inks on a Heidelberg Speedmaster CD 102 press 6-color units with in-line coater and full inter-deck and end-of-press extended

delivery UV drying systems.

Domtar is pleased to make an annual

contribution of $425,000 to WWF from the

sale of FSC® Certified EarthChoice® products.

®WWF Registered Trademark. Panda Symbol © 1986 WWF.

© 1986 Panda symbol WWF-World Wide Fund for Nature

(also known as World Wildlife Fund).

®“WWF” is a WWF Registered Trademark.

Cougar® paper contains 10% post-consumer fiber

Learn the environmental, social and economic impacts of Domtar products at domtarpapertrail.com.